BULLETIN              July 2, 1999


ATTENTION:  All Agreement Employees

                  Special Availability Bonus Program

The month of June was particularly demanding for all of us. I sincerely appreciate all of your efforts to make the new NS work. July and August will also be challenging months. We must continue to concentrate on improving the quality of service to our customers, while maintaining our focus on safety. In recognition of the level of dedication that will be required to successfully complete the tasks at hand, the Special Availability Bonus Program, as outlined below, is being placed in effect.

Effective 12:01 a.m., Saturday July 3, all agreement employees paid on a bi-weekly basis who remain marked up and available for service throughout the payroll period will receive a special bonus of $600 for each two-week period to be contributed to the employee's 401(k)account as an employer contribution (to be invested in Norfolk Southern stock or otherwise, as provided by the terms of the applicable plan). Agreement employees paid on a weekly basis who remain marked up and available for service throughout two-week consecutive payroll periods paired below also will receive $600 for each two-week period to be contributed to the employee's 401(k) account in the same manner. NS will establish a 401(k) account for those employees who qualify for the bonus and do not have an established 401(k) account. In each case, the contributions to the plan will be made after the close of the last bonus period and upon completion of corporate formalities. This program will remain in effect for the following payroll periods:

Bi-Weekly      July 3 - July 16         August 14 - August 27
               July 17 - July 30        August 28 - September 10
               July 31 - August 13

Weekly         June 30 - July 6         July 14 - July 20
               July 7 - July 13         July 21 - July 27

               July 28 - August 3       August 11 - August 17
               August 4 - August 10     August 18 - August 24

               August 25 - August 31
               September 1 - September 7

Weekly NY      July 3 - July 9          July 17 - July 23
               July 10 - July 16        July 24 - July 30

               July 31 - August 6       August 14 - August 20
               August 7 - August 13     August 21 - August 27

               August 28 - September 3
               September 4 - September 10

Being marked off prior to 12:01 a.m., July 3 will not disqualify an employee from the bonus as long as the employee marks back up for service by 12:01 a.m. on July 3. An employee scheduled to be on vacation during this period may, with the concurrence of their supervisor, receive pay for and be charged for vacation, make himself or herself available for work in lieu of vacation, and participate in this special bonus program. Employees working assignments with designated off days must be available for service on their off days in order to be eligible for this bonus.


                                         /s/ David R. Goode

                                        D. R. Goode